UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 28, 2005
(Date of earliest event reported)
TELKONET, INC.
(Exact Name of Registrant as Specified in Its Charter)
Utah
(State or Other Jurisdiction of Incorporation)

000-27305	87-0627421
(Commission File No.)	(I.R.S. Employer Identification No.)
20374 Seneca Meadows Parkway, Germantown, Maryland 20876
(Address of Principal Executive Offices)
(240)-912-1800
(Registrant’s Telephone Number)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01. Other Events
On October 28, 2005, Telkonet, Inc. (“Telkonet” or “the Company”) announced that it has completed a convertible senior debt financing of $20 million. The $20 million is for general working capital needs. The convertible notes bear interest at a fixed rate of 7.25%, payable in cash, and call for monthly principal installments beginning March 1, 2006. At the option of the Company and subject to satisfaction of certain conditions, the principal payments may be paid either in cash or in common stock. If paid in common stock, the value of the stock will be determined by the lower of $5 or 92.5% of the average recent market price of the Company’s common stock. The Company has also agreed to issue one million warrants to the Noteholders exercisable for five years at $5 per share.
The Notes are convertible into common stock at any time, at the option of the holder. In addition, at any time after six months, should the stock trade at or above $8.75 for 20 of 30 consecutive trading days, the Company can cause a mandatory redemption and conversion to shares at $5 per share. At any time, the Company can pre-pay the notes with cash or, subject to satisfaction of certain conditions, common stock. If the Company elects to use common stock to pre-pay the Notes, the price of the common stock is the lower of $5 or 92.5% of the average recent market price. Should the Company pre-pay the Notes other than by mandatory conversion, the Company must issue additional warrants to the Noteholders covering 65% of the amount pre-paid at a strike price of $5 per share.
In addition to standard financial covenants, the Company has agreed to maintain a letter of credit in favor of the Noteholders equal to $10 million. Once the outstanding principal balance of the Notes decline below $15 million, the amount of the letter of credit is reduced by $.50 for every $1 amortized. The Company also has covenants requiring that it achieve minimum revenue of $3 million for the period October 1, 2005 through March 31, 2006 and of $2 million for each fiscal quarter thereafter as long as any of the Notes remain outstanding, measured quarterly.
The Notes were purchased by two institutional investors in the face amount of $10 million each. The Company is required to file a registration statement to cover the future issuance of shares which may be issued upon conversion of the Notes and or warrants.
Item 9.01. Financial Statements and Exhibits.
(a)	No financial statements are required to be filed as part of this report.

(b)	No pro forma financial information is required to be filed as part of this report.

(c)	The following exhibit is filed as part of this report:
99.1	— Securities Purchase Agreement
99.2	— Note
99.3	— Note
99.4	— Registration Rights Agreement
99.5	— Warrant
99.6	— Warrant
99.7	— Press Release, dated October 28, 2005.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELKONET, INC.
Date: October 28, 2005	By:	/s/ Ronald W. Pickett
Ronald W. Pickett
President and Chief Executive Officer